MARK BAILEY & COMPANY, LTD.
Certified Public Accountants & Management Consultants
1495 Ridgeview Dr., Suite 200  Reno, NV 89519   http://www.markbailey.com

May 10, 2010

United States Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

RE: Phoenix International Ventures, Inc.

We have read the statements included in Item 4.01 of the Form 8-K. We agree with such statements made regarding our firm.

Yours truly,

/s/ Mark Bailey & Company, Ltd.
Reno, Nevada